Exhibit 99.1

Friday, April 26, 2019

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FIRST QUARTER 2019; DECLARES 28 CENT DIVIDEND

•	First Quarter Net Income of $0.87 per share
•	Return on Average Assets of 0.89%; Efficiency Ratio of 66.15%
•	Non-performing Assets Improved to 0.64% of Total Assets from 0.74% at December 31, 2018
•	Wealth Assets Under Administration of $692 Million

Lakeville, Connecticut, April 26, 2019 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its first quarter ended March 31, 2019.

Net income available to common shareholders was $2.4 million, or $0.87 per common share, for Salisbury’s first quarter ended March 31, 2019 (first quarter 2019), compared with $2.5 million, or $0.91 per common share, for the fourth quarter ended December 31, 2018 (fourth quarter 2018), and $2.0 million, or $0.72 per common share, for the first quarter ended March 31, 2018 (first quarter 2018).

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “We reported strong earnings for the first quarter despite a sustained competitive landscape and an uncertain interest rate environment. Strength in commercial lending for the quarter was mostly offset by seasonally lower residential lending and the payoff of a $7.5 million residential loan. The ratio of our non-performing assets improved significantly this quarter due to the sale of a $1.0 million OREO property. We remain intently focused on enhancing operating efficiency and profitability while continuing to provide outstanding service to our customers.”

Net Interest Income

Tax equivalent net interest income for the first quarter 2019 decreased $174 thousand, or 2.0%, versus fourth quarter 2018, and increased $450 thousand, or 5.6%, versus first quarter 2018. Average earning assets increased $2.5 million versus fourth quarter 2018, and increased $109.9 million versus first quarter 2018. Average total interest bearing deposits increased $17.8 million versus fourth quarter 2018 and increased $93.3 million versus first quarter 2018. The tax equivalent net interest margin for the first quarter 2019 was 3.28% compared with 3.34% for the fourth quarter 2018 and 3.46% for the first quarter 2018.

Non-Interest Income

Non-interest income for first quarter 2019 decreased $797 thousand versus fourth quarter 2018 and increased $52 thousand versus first quarter 2018. The first quarter 2019 included losses of $9 thousand on the sale of available-for-sale securities compared with gains of $302 thousand in the fourth quarter 2018 and losses of $2 thousand in first quarter 2018. The fourth quarter 2018 also included a non-taxable gain of $341 thousand related to proceeds receivable from a bank-owned life-insurance (“BOLI”) policy due to the death of a covered former employee.

Trust and Wealth Advisory revenues decreased $15 thousand versus fourth quarter 2018 and increased $12 thousand versus first quarter 2018. The decrease from fourth quarter 2018 primarily reflected lower asset management and estate fees whereas the increase from first quarter 2018 primarily reflected higher asset management fees.

Service charges and fees decreased $105 thousand versus fourth quarter 2018, and increased $52 thousand versus first quarter 2018. The decline from fourth quarter 2018 primarily reflected lower interchange fees and lower loan prepayment fees. The increase from first quarter 2018 primarily reflected higher deposit, interchange and prepayment fees.

Income from mortgage sales and servicing decreased $25 thousand versus fourth quarter 2018 and decreased $18 thousand versus first quarter 2018. The decrease from comparative quarters primarily reflected lower gains on the sale of mortgage loans, due to a reduction in volume. The lower gains in first quarter 2019 were partly offset by higher mortgage servicing income.

Non-Interest Expense

Non-interest expense for the first quarter 2019 decreased $698 thousand from fourth quarter 2018 and increased $31 thousand from first quarter 2018.

Compensation expense decreased $49 thousand versus fourth quarter 2018, and increased $173 thousand versus first quarter 2018. The decrease from the fourth quarter 2018 primarily reflected lower salary expense, including lower production and incentive accruals, partly offset by higher benefits expense and a seasonal increase in payroll taxes. The increase from the first quarter 2018 primarily reflected higher salary and benefits expenses.

Premises and equipment costs decreased $402 thousand versus fourth quarter 2018 and decreased $52 thousand versus first quarter 2018. The fourth quarter 2018 included a charge of $171 thousand to write off the lease and fixed assets related to the Bank’s previously occupied Fishkill, New York branch location and a charge of $95 thousand to write-off the remaining term of a third-party software contract. Additionally, the fourth quarter 2018 included higher building maintenance and repair costs. The decline from first quarter 2018 reflected lower software related costs.

Data processing expenses, which also include data communications related expenses, decreased $49 thousand versus fourth quarter 2018 and increased $23 thousand versus first quarter 2018. The decrease from the fourth quarter 2018 primarily reflected lower trust & wealth and core system data processing charges whereas the increase from first quarter 2018 reflected higher core system data processing costs.

Professional fees increased $25 thousand versus fourth quarter 2018 and decreased $84 thousand versus first quarter 2018. The increase from the fourth quarter 2018 was attributed to higher audit and exam fees, partly offset by lower investment management and internal audit fees. The decrease from the prior year first quarter primarily reflected lower consultation and investment management fees, partly offset by higher audit and exam fees and internal audit expenses.

Loan related expenses decreased $147 thousand versus the fourth quarter 2018 and increased $48 thousand compared with the first quarter 2018. The decrease from fourth quarter 2018 primarily reflected lower OREO losses and lower OREO carrying costs, partly offset by higher loan-related legal expenses. The increase from first quarter 2018 primarily reflected higher OREO carrying costs. OREO losses were $52 thousand in first quarter 2019 compared with $184 thousand in fourth quarter 2018 and $52 thousand in first quarter 2018.

The effective income tax rates for first quarter 2019, fourth quarter 2018 and first quarter 2018 were 17.8%, 13.7% and 18.1%, respectively. The lower tax rate for fourth quarter 2018 was primarily attributed to a higher amount of net interest income, on qualifying loans, that was deductible from New York state taxable income as well as tax credits for New York state mortgage recording taxes paid. The tax rate for the fourth quarter 2018 also reflected the non-taxable BOLI proceeds receivable recorded in that quarter.

Loans

Gross loans receivable increased $2.8 million during the quarter to $919.9 million at March 31, 2019, compared with $917.1 million at December 31, 2018, and increased $82.5 million from $837.4 million at March 31, 2018. Residential real estate loans decreased $10.8 million during first quarter 2019 to $418.1 million, and increased $26.5 million from first quarter 2018. The decline in residential loans from fourth quarter 2018 reflected the pay-off of a $7.5 million loan. Commercial real estate loans increased $8.1 million during first quarter 2019 to $300.6 million, and increased $28.3 million from first quarter 2018. Commercial and Industrial loans increased $4.6 million during the first quarter 2019 to $167.5 million, and increased $30.3 million from first quarter 2018.

The ratio of gross loans to deposits for first quarter 2019 was 97.7% compared with 99.0% for fourth quarter 2018 and 100.7% for first quarter 2018.

Asset Quality

Non-performing assets decreased $1.2 million during the first quarter 2019 to $7.1 million, or 0.64% of assets at March 31, 2019, from $8.3 million, or 0.74% of assets at December 31, 2018, and increased $1.4 million from $5.8 million, or 0.57% of assets, at March 31, 2018. The decrease in non-performing assets from the fourth quarter of 2018 primarily reflected the sale of an OREO property.

The amount of total impaired and potential problem loans was $22.9 million or 2.49% of gross loans receivable at March 31, 2019 compared to $20.2 million, or 2.20% of gross loans receivable at December 31, 2018 and $23.0 million, or 2.75% of gross loans receivable at March 31, 2018.

Accruing loans receivable 30-to-89 days past due were $2.2 million or 0.24% of gross loans receivable at March 31, 2019 compared to $2.2 million, or 0.24% of gross loans receivable at December 31, 2018, and $3.4 million, or 0.40% of gross loans receivable at March 31, 2018.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

During the first quarter 2019, the allowance for loan losses activity included reduced charge-offs, quarterly provisions, and the transfer of the remaining unearned credit-related discount on the loans acquired in the 2014 Riverside Bank acquisition. The transfer of the unearned credit-related discount increased gross loans receivable and the allowance for loan losses by $664 thousand without changing net loans receivable. The allowance for loan losses was further increased by the provision for loan loss expense of $294 thousand for first quarter 2019 compared with $558 thousand for fourth quarter 2018 and $325 thousand for the first quarter 2018. Net loan charge-offs were $38 thousand for the first quarter 2019, $471 thousand for fourth quarter 2018 and $43 thousand for the first quarter 2018.

As a result of these factors, reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.95% for the first quarter 2019, versus 0.85% for the fourth quarter 2018 and 0.84% for the first quarter 2018. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 137% for the first quarter of 2019, versus 120% for the fourth quarter of 2018 and 139% for the first quarter of 2018.

Deposits and Borrowings

Deposits were $942.0 million at March 31, 2019 compared with $926.7 million at December 31, 2018 and $831.8 million at March 31, 2018. Deposits at March 31, 2019 included brokered deposits, including CDARS one-way buys, of $49.7 million compared with $39.4 million at December 31, 2018 and $7.8 million at March 31, 2018. Average total deposits for the first quarter 2019 were $918.8 million compared with $905.7 million at December 31, 2018 and $823.6 million at March 31, 2018. Average total deposits for the first quarter 2019 included average brokered deposits of $42.2 million compared with $29.0 million for fourth quarter 2018 and $6.5 million for first quarter 2018.

FHLB advances decreased $19.4 million during the quarter to $47.7 million at March 31, 2019 and decreased $14.8 million from March 31, 2018.

Capital

Shareholders’ equity, which included after-tax net unrealized gains on available-for-sale securities of $680 thousand, was $106.1 million at March 31, 2019. Book value and tangible book value, which excludes goodwill and core deposit intangibles, were $37.81 and $32.43, respectively at March 31, 2019.

The regulatory capital ratios of the Company and the Bank remain in compliance with regulatory “well capitalized” requirements. At March 31, 2019, Salisbury’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.32%,12.68%, and 10.50%, respectively. The Bank’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.97%, 12.35%, and 11.33%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at their April 26, 2019 meeting. Such dividend will be paid on May 31, 2019 to shareholders of record as of May 17, 2019.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to future results of Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands, except share data)	March 31, 2019	December 31, 2018
ASSETS	(unaudited)
Cash and due from banks	$6,944	$7,238
Interest bearing demand deposits with other banks	41,685	51,207
Total cash and cash equivalents	48,629	58,445
Securities
Available-for-sale at fair value	98,255	91,818
CRA mutual fund, at fair value	852	836
Federal Home Loan Bank of Boston stock at cost	3,372	4,496
Loans receivable, net (allowance for loan losses: $8,750 and $7,831)	911,188	909,279
Other real estate owned	741	1,810
Bank premises and equipment, net	17,812	18,175
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $4,601 and $4,497)	1,279	1,383
Accrued interest receivable	3,411	3,148
Cash surrender value of life insurance policies	15,267	14,438
Deferred taxes	766	1,276
Other assets	3,538	2,635
Total Assets	$1,118,925	$1,121,554
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$219,168	$228,448
Demand (interest bearing)	157,123	153,586
Money market	203,309	204,219
Savings and other	190,011	178,807
Certificates of deposit	172,358	161,679
Total deposits	941,969	926,739
Repurchase agreements	2,951	4,104
Federal Home Loan Bank of Boston advances	47,712	67,154
Subordinated debt	9,841	9,835
Note payable	272	280
Finance lease	3,046	3,081
Accrued interest and other liabilities	7,025	6,902
Total Liabilities	1,012,816	1,018,095
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 5,000,000;
Issued: 2,884,888 and 2,884,988
Outstanding: 2,806,681 and 2,806,781	281	281
Unearned compensation - restricted stock awards	(606)	(711)
Paid-in capital	43,765	43,770
Retained earnings	61,989	60,339
Accumulated other comprehensive income (loss), net	680	(220)
Total Shareholders' Equity	106,109	103,459
Total Liabilities and Shareholders' Equity	$1,118,925	$1,121,554

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Three months ended March 31, (in thousands except per share amounts)	2019	2018
Interest and dividend income
Interest and fees on loans	$9,934	$8,649
Interest on debt securities
Taxable	621	460
Tax exempt	72	32
Other interest and dividends	227	159
Total interest and dividend income	10,854	9,300
Interest expense
Deposits	1,796	777
Repurchase agreements	3	1
Finance lease	46	35
Note payable	4	5
Subordinated debt	156	156
Federal Home Loan Bank of Boston advances	412	332
Total interest expense	2,417	1,306
Net interest and dividend income	8,437	7,994
Provision for loan losses	294	326
Net interest and dividend income after provision for loan losses	8,143	7,668
Non-interest income
Trust and wealth advisory	906	894
Service charges and fees	920	868
Gains on sales of mortgage loans, net	7	18
Mortgage servicing, net	76	83
Gains (losses) on CRA mutual fund	11	(13)
Losses on available-for-sale securities, net	(9)	(2)
Other	116	126
Total non-interest income	2,027	1,974
Non-interest expense
Salaries	2,993	2,846
Employee benefits	1,185	1,159
Premises and equipment	972	1,024
Data processing	509	486
Professional fees	535	619
OREO gains, losses and write-downs	52	52
Collections and other real estate owned	130	82
FDIC insurance	163	130
Marketing and community support	156	242
Amortization of core deposit intangibles	104	120
Other	412	422
Total non-interest expense	7,211	7,182
Income before income taxes	2,959	2,460
Income tax provision	525	445
Net income	$2,434	$2,015
Net income allocated to common stock	$2,408	$1,995

Basic earnings per common share	$0.87	$0.72
Weighted average common shares outstanding, to calculate basic earnings per share	2,777	2,759
Diluted earnings per common share	$0.86	$0.72
Weighted average common shares outstanding, to calculate diluted earnings per share	2,789	2,780
Common dividends per share	$0.28	$0.28

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Total assets	$1,118,925	$1,121,554	$1,098,715	$1,096,780	$1,014,934
Loans receivable, net	911,188	909,279	898,625	872,796	830,370
Total securities	102,479	97,150	101,591	90,870	84,878
Deposits	941,969	926,739	902,161	897,481	831,837
FHLBB advances	47,712	67,154	67,596	79,538	62,480
Shareholders’ equity	106,109	103,459	100,767	99,180	98,097
Wealth assets under administration	691,731	648,027	690,448	667,933	600,256
Discretionary wealth assets under administration	444,110	398,287	435,357	397,637	390,248
Non-Discretionary wealth assets under administration	247,621	249,740	255,091	270,296	210,008
Non-performing loans	6,389	6,514	8,173	5,881	5,094
Non-performing assets	7,130	8,324	8,513	6,359	5,761
Accruing loans past due 30-89 days	2,228	2,165	1,784	1,507	3,362
Net interest and dividend income	8,437	8,615	8,500	8,043	7,994
Net interest and dividend income, tax equivalent	8,562	8,736	8,615	8,155	8,112
Provision for loan losses	294	558	378	467	326
Non-interest income	2,027	2,824	2,088	2,058	1,974
Non-interest expense	7,211	7,909	7,329	7,417	7,182
Income before income taxes	2,959	2,972	2,881	2,217	2,460
Income tax provision	525	408	537	318	445
Net income	2,434	2,564	2,344	1,899	2,015
Net income applicable to common shareholders	2,408	2,528	2,311	1,877	1,995
Per share data
Basic earnings per common share	$0.87	$0.91	$0.84	$0.68	$0.72
Diluted earnings per common share	0.86	0.91	0.83	0.68	0.72
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	37.81	36.86	35.93	35.38	35.20
Tangible book value per common share - Non-GAAP(1)	32.43	31.45	30.47	29.88	29.63
Common shares outstanding at end of period (in thousands)	2,807	2,807	2,805	2,803	2,787
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,777	2,766	2,764	2,761	2,759
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,789	2,779	2,779	2,779	2,780

Profitability ratios
Net interest margin (tax equivalent)	3.28%	3.34%	3.29%	3.31%	3.46%
Efficiency ratio(1)	66.15	69.13	66.91	70.87	69.35
Effective income tax rate	17.75	13.74	18.65	14.35	18.09
Return on average assets	0.89	0.92	0.85	0.69	0.81
Return on average common shareholders’ equity	9.45	9.99	9.26	7.68	8.33
Credit quality ratios
Non-performing loans to loans receivable, gross	0.69	0.71	0.90	0.67	0.61
Accruing loans past due 30-89 days to loans receivable, gross	0.24	0.24	0.20	0.17	0.40
Allowance for loan losses to loans receivable, gross	0.95	0.85	0.85	0.84	0.84
Allowance for loan losses to non-performing loans	136.96	120.21	94.77	125.51	138.56
Non-performing assets to total assets	0.64	0.74	0.77	0.58	0.57

Capital ratios
Common shareholders' equity to assets	9.48%	9.22%	9.17%	9.04%	9.67%
Tangible common shareholders' equity to tangible assets - Non-GAAP(2)	8.25	7.98	7.89	7.75	8.26
Tier 1 leverage capital	8.32	8.25	8.02	8.30	8.56
Total risk-based capital	12.68	12.51	12.26	12.27	12.70
Common equity tier 1 capital	10.50	10.43	10.17	10.18	10.54

1 Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

2 Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Common Shareholders' Equity	$106,108	$103,459	$100,767	$99,180	$98,097
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(1,279)	(1,383)	(1,490)	(1,601)	(1,716)
Tangible Common Shareholders' Equity	$91,014	$88,261	$85,462	$83,764	$82,566
Total Assets	$1,118,925	$1,121,554	$1,098,715	$1,096,780	$1,014,934
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(1,279)	(1,383)	(1,490)	(1,601)	(1,716)
Tangible Total Assets	$1,103,831	$1,106,356	$1,083,410	$1,081,364	$999,403
Common Shares outstanding	2,807	2,807	2,805	2,803	2,787

Book value per Common Share – GAAP	$37.81	$36.86	$35.93	$35.38	$35.20
Tangible book value per Common Share - Non-GAAP	32.43	31.45	30.47	29.88	29.63

Consolidated:
Non-interest expense	$7,211	$7,909	$7,329	$7,417	$7,182
Less: Amortization of core deposit intangibles	(104)	(107)	(111)	(116)	(120)
Less: Foreclosed property expense including OREO gains, losses and Write downs	(103)	(260)	(52)	(71)	(56)
Adjusted non-interest expense	$7,004	$7,542	$7,166	$7,230	$7,006
Net interest and dividend income, tax equivalent	$8,562	$8,736	$8,615	$8,155	$8,112
Non-interest income	2,027	2,824	2,088	2,058	1,974
(Gains) losses on securities	(2)	(300)	6	(11)	15
BOLI proceeds receivable	—	(341)	—	—	—
Adjusted revenue	$10,588	$10,909	$10,709	$10,202	$10,101
Efficiency Ratio – Non-GAAP [1]	66.15%	69.13%	66.91%	70.87%	69.35%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q1 2019: 64.51%; Q4 2018: 67.17%; Q3 2018: 65.65%; Q2 2018: 69.47%; Q1 2018: 67.67%.